CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-282119, File No. 333-282293, File No. 333-282518 and File No. 333-282782) Form S-3 (File No. 333-258818, File No. 333-261278, File No. 333-267478, File No. 333-272023, File No. 333-279155, File No. 333-287729, File No. 333-287730 and File No. 333-288390) and Form S-8 (File No. 333-265698, File No. 333-267811, File No. 333-281893, File No. 333-283480 and File No. 333-284139) of our report dated August 30, 2024, with respect to the consolidated financial statements of Applied Digital Corporation included in this Annual Report on Form 10-K for the year ended May 31, 2025.

/s/ Marcum LLP

New York, NY
July 30, 2025